UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): August 17, 2009 (August 11, 2009)

CHINA ADVANCED CONSTRUCTION MATERIALS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-141568	20-8468508
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1515 Broadway, 11th Floor
New York, NY 10036

(Address of principal executive offices)

+86 10 82525361
 (Registrant's telephone number, including area code)

Yingu Plaza, 9 Beisihuanxi Road, Suite 1708
Haidian District, Beijing 100080
People’s Republic of China

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Appointment of Directors

On August 11, 2009, the the Board of Directors of China Advanced Construction Materials Group, Inc. (the "Company") increased the size of the Board from four (4) to seven (7) members and appointed Denis Slavich, Shaojian (Sean) Wang and Larry Goldman (each a “Director” and collectively, the “Directors”), as a members of the Board of Directors of the Company.  Each Director has executed a Director Agreement with the Company pursuant to which each will receive, annually, a fee of $25,000 in cash and 10,000 restricted shares of the Company’s common stock, which shall vest in four equal quarterly installments.  The Board of Directors has determined that each of the Directors is “independent” as that term is defined under the Nasdaq listing standards.

The foregoing description of the terms of the Director Agreements for Messrs. Slavich, Wang and Goldman are qualified in their entirety by reference to the provisions of each Director Agreement, which are included as Exhibits 10.1, 10.2 and 10.3, respectively, to this Form 8-K and incorporated by reference herein.

Denis Slavich

Denis Slavich, age 69, has extensive experience in the areas of engineering, management and finance, including his service from 1971 to 1991 in various executive positions at Bechtel Corporation, Inc. including Sr. VP, CFO, and director, Sr. VP and manager of the International Power Division and project manager for Bechtel’s operations at the Lawrence Livermore National Laboratory.  From 1995 to 1996, Mr. Slavich served as the CFO for Morrison Kundsen Corporation, an Idaho-based construction company.  From 1998 to 2000 Mr. Slavich was the CFO and director of KMR Power Corporation and was responsible for the development of an international IPP company that developed projects in Columbia as well as other areas. From 2000 until 2002, he served as Vice President and CFO of BigMachines Inc., a software company.  Mr. Slavich also served as acting President for Kellogg Development Corporation, a division of M.W. Kellogg, during 1997. From 1991 to 1995, Mr. Slavich was also a Vice President of Marketing for Fluor Daniel.  Since 2001, Mr. Slavich has served as the Chairman, and since 2008 as CEO, for Leading Edge Technologies in Dubai, UAE, a company engaged in the development of water desalinization technologies.  He is also currently an advisor and board member for a number of additional firms, including Synthesis Energy Systems, Inc. (Nasdaq: SYMX), for which he serves as the chairman of the audit committee of the board of directors.   Mr. Slavich received his Ph.D. from Massachusetts Institute of Technology, his M.B.A. from the University of Pittsburgh and his B.S. in Electrical Engineering from the University of California at Berkeley.

Mr. Slavich will serve as a member of our Audit Committee, Compensation Committee and Nominating and Governance Committee.

Shaojian (Sean) Wang

Shaojian (Sean) Wang, age 45, has over 20 years of finance experience working with both U.S. and China-based companies.  Since June 2008, Mr. Wang has served as executive director and CFO of SOHO China, Ltd. (HKG: 0410), a developer of commercial buildings in central Beijing, and is responsible for financial and fiscal management of the company’s operations.  From April 2006 to June 2008, Mr. Wang served as CFO for Hurray! Holding Co., Ltd. (Nasdaq: HRAY), a provider of music and music-related products to mobile users in China.  From May 2004 to March 2006, Mr. Wang served as COO and CFO for Opta Corporation, a publicly traded, Minnesota-based electronics company. Mr. Wang holds an MBA from the Carlson School of Management at the University of Minnesota, a Bachelor of Science degree from the Chinese Exchange Student Program, Economics from Hamline University in Minnesota and a degree in National Economic Management from Beijing University in China. Mr. Wang is fluent in Mandarin Chinese and English. Mr. Wang is fluent in both Mandarin Chinese and English.

Mr. Wang will serve as a member of our Compensation Committee and as chairman of our Nominating and Governance Committee.

Larry Goldman

Larry Goldman, age 52, is a Certified Public Accountant, with over 20 years of auditing, consulting and technical SEC reporting experience.  Mr. Goldman  served from May 2006 to October 2007, as Acting CFO, and currently as a financial consultant, for Thorium Power, Ltd. (OTCBB: THPW), a nuclear fuels development company. Prior to joining Thorium Power, Ltd., Mr. Goldman served as the CFO and VP of Finance for WinWin Gaming, Inc. (OTCBB: WNWN), a multi-media developer and publisher of sports, lottery and other games. Prior to joining WinWin in October 2004, Mr. Goldman was a partner at Livingston Wachtell & Co., LLP and had been with that firm for the previous 19 years. Mr. Goldman is also an independent director and audit committee chairman for Winner Medical Group Inc. (OTCBB: WMDG), a China based manufacturer of medical disposable products and surgical dressings, Wonder Auto Tech, Inc. (Nasdaq: WATG), a leading manufacturer of automotive electrics, suspension products and engine accessories in China, and China Bio Energy Holding Co., Ltd., a bio-diesel company in China. Mr. Goldman has extensive experience in both auditing and consulting with Chinese public companies, working in the Asian marketplace since 2000, and he frequently travels to China.  He currently provides various CFO consulting and SEC reporting support to a number of other Chinese companies listed in the United States.  Mr. Goldman holds a Bachelor of Science degree in Accounting from the State University of New York at Oswego and a Masters of Science degree in Taxation from Pace University.

Mr. Goldman will serve as the chairman of our Audit Committee.

Item 9.01.	Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description

10.1	Director Agreement, dated August 15, 2009, between the Company and Denis Slavich.

10.2	Director Agreement, dated August 15, 2009, between the Company and Shaojian Wang.

10.3	Director Agreement, dated August 15, 2009, between the Company and Larry Goldman.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA ADVANCED CONSTRUCTION MATERIALS GROUP, INC.

/s/ Xianfu Han
Xianfu Han
Chief Executive Officer

Dated: August 17, 2009